Fidelity Investments
82 Devonshire St.
Boston, MA 02109
Dear Fellow Shareholder:
Several weeks ago we mailed you proxy information so that you could vote on some important proposals that affect your fund. The information included a proxy statement with complete descriptions of each proposal.
I am writing you to remind you to vote, if you haven't done so already. I've enclosed another proxy card that lists the proposals to use to cast your vote. PLEASE VOTE THE ENCLOSED PROXY CARD AND RETURN IT IMMEDIATELY IN THE ENCLOSED POSTAGE PAID ENVELOPE.
YOUR VOTE IS IMPORTANT.
The shareholder meeting cannot be held until we receive a majority of the votes. Your vote affects the quorum, and your prompt attention to this request will save the cost of further solicitations.
The proposals on the enclosed yellow proxy card have been carefully reviewed by the Fund's Board of Trustees, which is responsible for protecting your interests as a shareholder. The Board believes that these proposals are fair and reasonable, and it recommends that you approve them. VOTING BY MAIL IS QUICK AND EASY. EVERYTHING YOU NEED IS ENCLOSED.
We would also like to inform you that the proxy statement has been amended. The following disclosure has been added to page 1 of the proxy statement:
440 Financial Group may be paid hourly rates to solicit shareholders on behalf of Retirement Money Market Portfolio and Retirement Government Money Market Portfolio at an anticipated cost of approximately $50,000. These costs will be paid by FMR.
You are entitled to one vote for each share you own. To cast your ballot, simply record your vote on the enclosed proxy card. Be sure to sign the card before mailing it in the postage-paid envelope provided.
If you have any questions before you vote, or you would like to re-vote, please call your Fidelity toll-free retirement plan number. Thank you for your participation in this important initiative.
Sincerely,
/s/Edward C. Johnson 3d
Edward C. Johnson 3d
President
FMMT-2PXL-1094